Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-78491, 33-58565 and 333-133012) of our report dated November 24, 2008 with respect to the consolidated financial statements and schedule of WSI Industries, Inc. included in the Annual Report on Form 10-K for the year ended August 31, 2008.
/s/ Schechter Dokken Kanter
     Andrews & Selcer Ltd
Minneapolis, Minnesota
November 24, 2008